Ex-99.7
ESCROW AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into this           day of                     , 2009, by and between LEBANON MUTUAL INSURANCE COMPANY, a Pennsylvania mutual insurance company (“Company”), GRIFFIN MTS PARTNERS, LLC, a Pennsylvania limited liability company (“Griffin MTS”), and CHRISTIANA BANK & TRUST COMPANY, a Delaware banking corporation (“Escrow Agent”).
WITNESSETH:
     WHEREAS, the Company proposes to offer and sell to eligible subscribers and other purchasers up to                     shares of common stock (the “Shares”) of LMI Holdings, Inc. (“LMI Holdings”), at a price of $10.00 per Share, in a subscription offering and a community offering (collectively, the “Offering”); and
     WHEREAS, the stock order form to be entered into by investors offering to acquire Shares provides that all collected funds received with subscriptions for the Shares (the “Proceeds”) will be placed in an account (the “Escrow Account”) with the Escrow Agent until such times as the Escrow Agent is required to release such Proceeds to LMI Holdings or return the Proceeds, together with any interest earned thereon, to the subscribers; and
     WHEREAS, the Escrow Agent has consented to act as escrow agent subject to the conditions and requirements set forth herein.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Appointment of Escrow Agent. The Company hereby appoints the Escrow Agent to act as the escrow agent hereunder, and the Escrow Agent hereby accepts such appointment. The Escrow Agent agrees to deposit all of the Proceeds into the Escrow Account and to hold and release the funds in the Escrow Account in accordance with the terms hereof. The funds held in the Escrow Account and all interest earned thereon are referred to herein as the “Escrowed Funds.”
     2. Responsibilities and Obligations of Escrow Agent
          a. The Escrow Agent shall have no responsibility, obligation, duty (including fiduciary duty) or liability hereunder, except those expressly provided for in this Agreement.
          b. The Escrow Agent shall have no responsibility, obligation, duty (including fiduciary duty), or liability to any person with respect to any action taken, suffered, or omitted to be taken by it in good faith under this Agreement and shall in no event be liable hereunder except for its gross negligence or willful misconduct.
          c. No reference in this Agreement to any other agreement shall be construed or deemed to enlarge the responsibilities, obligations, duties, or liabilities of the Escrow Agent set forth in this Agreement, and the Escrow Agent is not charged with the knowledge of any other agreement.
          d. The Escrow Agent shall be protected in relying upon the truth of any statement contained in any notice, and without inquiry as to any other facts, that appears to be genuine and to be signed by the proper person or persons, and is entitled to believe all signatures are genuine and that any person signing any document who claims to be duly authorized, is in fact so authorized.
          e. The Escrow Agent shall be entitled to act on any instruction given to it in writing by the Company.
          f. The Escrow Agent shall be entitled to act in accordance with any court order or other final determinations by any governmental authority with jurisdiction of the matter.
          g. The Escrow Agent shall have no responsibility to make payments out of the Escrow Account in an amount in excess of the amount of good funds deposited in the Escrow Account, together with any earnings thereon, at the time any payment is to be made.
          h. In the event that the Escrow Agent should at any time be confronted with inconsistent claims or demands from the Company and any other person, the Escrow Agent shall have the right to file an interpleader action in any court of competent jurisdiction within the State of Delaware, to which jurisdiction the Company hereby agrees to submit, and request that such court determine the rights of the Company and all other persons with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liabilities as a consequence of any such claims or demands.
          i. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amending or supplementing this or any other agreement.
          j. The Escrow Agent shall have no responsibility for any federal, state, local or international tax reporting relating to taxable income or gains on the Escrow Account earned during the existence of the Escrow Account.
     3. Compensation of Escrow Agent; Responsibility for Payment
     4. Escrow Agent shall be entitled to compensation for its services rendered as agreed to in Schedule A attached hereto. Griffin MTS agrees to pay all fees and expenses owed to the Escrow Agent under this Agreement. The Escrow Agent agrees (i) to look solely to Griffin MTS for payment of such fees and expenses, and (ii) the Company shall have no responsibility to pay any fees or expenses owed to the Escrow Agent under this Agreement. The Escrow Agent may not deduct any fees, expenses or other amounts owed to it from the Escrowed Funds.

     5. Indemnification of Escrow Agent
     The Escrow Agent shall be indemnified and held harmless by the Company against any claim or charge made against it by reason of any action or failure to act in connection with any of the transactions contemplated by this Agreement, and against any loss the Escrow Agent may sustain in carrying out the terms of this Agreement, including, without limitation, reasonable legal fees and expenses incurred in connection with any matter related to the performance of the Escrow Agent’s duties hereunder, but excluding any loss the Escrow Agent may sustain as a result of its gross negligence or willful misconduct.
     6. Termination and Resignation
          a. This Agreement shall terminate when the Escrow Agent or its successor or assign receives written notification of termination including final disposition instructions signed by the Company and upon the actual final disposition of the monies held in escrow hereunder. The rights and obligations of the Company and the Escrow Agent shall survive the termination hereof.
          b. The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company not fewer than thirty (30) days prior notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Company all monies held hereunder upon presentation of the document appointing a new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the thirty (30) day period following such notice of resignation, the Escrow Agent may designate its successor by written notice to the Company so long as such successor is a bank or trust company and provided such successor must agree in writing to be bound by this Agreement. Upon the designation of such successor escrow agent, the resigning Escrow Agent shall be released from any and all liabilities arising thereafter provided that such successor escrow agent agrees to be bound by the terms and provisions of this Agreement. If no successor escrow agent is appointed within 30 days, Escrow Agent reserves the right to forward this matter, and all monies in the Escrow Account, to a court of competent jurisdiction at the expense of the Company.
     7. Receipt and Deposit of Funds Into Escrow Account
     The Company shall direct all subscribers to make their checks and money orders payable to the Escrow Agent, and all funds from subscribers of the Offering shall be sent directly to the Stock Information Center established by the Company and managed by Stifel, Nicolaus & Company, Inc. (“Stifel”), together with a dated stock order form for the Shares (the “Order Form”) containing the name of the subscriber, the subscriber’s address and the number of shares desired to be purchased. The Company shall cause Stifel to forward to the Escrow Agent all checks or money orders received at the Stock Information Center, together with a report showing the name of the subscriber, the time and date that the Order Form was received, and the amount of subscription funds received from each subscriber. Such checks and money orders will be sent by Federal Express by 12:00 noon of the next business day after receipt by the Stock Information Center. The Escrow Agent shall deposit in the Escrow Account all checks and money orders from subscribers received by the Escrow Agent. Funds received from subscribers shall only be invested as permitted under SEC Rule 15c2-4. The permitted investments shall be limited to (i) bank accounts, (ii) bank money-market accounts, (iii) short term certificates of deposit issued by the escrow agent or (iv) short term securities issued or guaranteed by the U. S. Government, as agreed to by the Escrow Agent, Griffin MTS and the Company.
     8. Release of Funds From Escrow Account
     The Escrow Agent shall hold Proceeds and all income earned on such Proceeds pursuant to the terms of this Agreement, until the Escrow Agent has received a written certificate of an officer of the Company stating that (i) subscriptions and orders for the minimum number of Shares required to be sold in the Offering have been accepted and payment received for such Shares, and (ii) that the conversion of the Company from mutual to stock form has been approved by the Pennsylvania Insurance Department and all conditions to such approval have been satisfied (collectively, the “Escrow Conditions”). Upon satisfaction of the Escrow Conditions, the Escrow Agent shall promptly disburse all funds held in the Escrow Account to LMI Holdings by a wire transfer of immediately available funds. In the event that the Escrow Conditions are not satisfied on or before ___, 2009, the Escrow Agent shall issue a refund check to each subscriber in the amount of the collected funds received from the subscriber, together with any interest earned thereon. The Escrowed Funds are not subject to claims by creditors of the Company, affiliates of the Company, or any underwriter until the Escrowed Funds have been released to the Company in accordance with the terms of this Section 7. The Escrow Agent shall notify the Pennsylvania Securities Commission in writing at Eastgate Office Building, 2nd Floor, 1010 North Seventh Street, Harrisburg, Pennsylvania 17102-1410 when the Escrow Agent releases the Escrowed Funds to the Company.
     9. Collection Procedure
     The Escrow Agent is hereby authorized to forward each check received for collection and, upon collection of the proceeds of each check, deposit the collected proceeds into the Escrow Account. Any check returned unpaid to the Escrow Agent shall be returned to the Company or redeposited at the request of the Company. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber in the amount of the collected funds. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber’s check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber’s check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber’s check for collection, the Escrow Agent shall promptly remit the subscriber’s check directly to the subscriber.
     10. Notices
     All notices provided for herein shall be in writing, shall be hand delivered or delivered by facsimile machine or by any express courier, shall be deemed given when received, and shall be addressed to the Company and the Escrow Agent at their respective addresses as follows:

a. To the Company:	Lebanon Mutual Life Insurance Company 137 West Penn Avenue Cleona, PA 17042 Attention: Rollin P. Rissinger, Jr. Fax: (717) 272-4479

b. To the Escrow Agent:	Christiana Bank & Trust Company 300 Delaware Avenue Suite 714 Wilmington, DE 19801 (Fax) 302-421-3628

c. To Griffin MTS:	Griffin MTS Partners, LLC 620 Freedom Business Center Suite 200 King of Prussia, PA 19406 Attention: Jeffrey P. Waldron Fax: (610) 371-7974
     11. Parties Bound
     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Escrow Agent.
     12. Amendment
     This Agreement cannot be modified, amended, supplemented, or changed, nor can any provision hereof be waived, except by a written instruction executed by the Company and the Escrow Agent.
     13. Assignment
     Neither party may assign its rights and/or obligations under this Agreement without the written consent of the Company and the Escrow Agent, which consent shall not be unreasonably withheld.
     14. Applicable Law
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     15. Severability
     If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     16. Access to Records
     The Escrow Agent shall permit the Pennsylvania Securities Commission and any of its employees and representatives to inspect the records of the Escrow Agent relating to the Escrowed Funds and the Escrow Account at any reasonable time and to make copies of any of such records.
THIS SPACE IS INTENTIONALLY LEFT BLANK
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

LEBANON MUTUAL INSURANCE COMPANY
By:
Name:	Rollin P. Rissinger, Jr.
Title:	President

CHRISTIANA BANK & TRUST COMPANY
By:
Name:
Title:

GRIFFIN MTS PARTNERS, LLC
By:
Name:	Jeffrey P. Waldron
Title:	Manager